                                                                      Exhibit 99



DANKA PRESS RELEASE
WORLD-CLASS PRODUCTS.  WORLD-CLASS SERVICE.

FOR IMMEDIATE RELEASE                                       WILLIAM T. FREEMAN
                                                                  813-576-6003

OCTOBER 29, 1996                                                PAUL G. DUMOND
                                                           011-44-171-603-1515

                      DANKA BUSINESS SYSTEMS PLC: (DANKY)

                  DANKA REPORTS RECORD SECOND QUARTER REVENUE

SECOND QUARTER HIGHLIGHTS:

o  Revenue increases 54% to a record $420 million

o Danka enters Australasian market through two acquisitions positioning the Company with a 10% market share

o Agreement to acquire sales, service and facilities management operations of Kodak's Office Imaging business, adding $1.8 billion in worldwide revenues

                                        QUARTER ENDED SEPTEMBER 30, 1996


                                  Three Months         % Increase              Six Months         % Increase
                                  ------------         ----------              ----------         ----------
                                                 (in thousands, except per ADS amounts)
 Revenue                            $   420,528           54%                  $   822,483            57%
 Earnings from Operations                30,036           24%                       58,200            29%
 Net Earnings                            14,397           16%                       28,728            23%

 Earnings per ADS                   $      0.25                                       0.50


DAN DOYLE, CHIEF EXECUTIVE, COMMENTED ON THE SECOND QUARTER, "THIS QUARTER HAS BEEN AN EXCITING ONE FOR DANKA. IN JULY WE ENTERED THE AUSTRALASIAN MARKET, AND IN SEPTEMBER, WE ANNOUNCED THAT DANKA WILL JOIN FORCES WITH EASTMAN KODAK COMPANY TO CREATE A WORLDWIDE OFFICE IMAGING POWERHOUSE."

DANKA  PRESS RELEASE

WORLD-CLASS PRODUCTS.  WORLD-CLASS SERVICE.


FOR IMMEDIATE RELEASE                                          OCTOBER 29, 1996

                  DANKA REPORTS RECORD SECOND QUARTER REVENUE


Danka Business Systems PLC (NASDAQ: DANKY) today announced results for its second quarter ended September 30, 1996. Revenue increased 54% to a record $420.5 million, while earnings from operations grew 24% to $30.0 million. Net earnings rose 16% to $14.4 million, or $0.25 per American Depositary Share ("ADS") compared to $12.4 million or $0.25 per ADS last year. For the six months, revenue increased 57% to $822.5 million, while earnings from operations grew 29% to $58.2 million. Net earnings for the six months rose 23% to $28.7 million, or $0.50 per ADS compared to $0.47 per ADS last year.

Dan Doyle, Chief Executive, commented on the second quarter, "This quarter has been an exciting one for Danka. In July we entered the Australasian market, and in September, we announced that Danka will join forces with Eastman Kodak Company to create a worldwide office imaging powerhouse."

As previously announced, Danka entered into an agreement with Eastman Kodak Company on September 6, 1996, to acquire the sales, marketing, and equipment service operations of Kodak's Office Imaging business, as well as Kodak's facilities management business known as Kodak Imaging Services. Kodak will retain its manufacturing and research and development functions supporting the Office Imaging business. In connection with a related supply agreement, Danka and Kodak will enter into a strategic alliance whereby Kodak will provide high volume copiers and printers to the Company, making Danka the principal distributor of Kodak branded office copiers and printers.

Danka will pay $684.2 million in cash at closing to acquire the net assets of the sales, marketing, and equipment service functions of Kodak's Office Imaging and facilities management business. The consideration paid by the Company is subject to adjustments following the closing of the acquisition to the extent that the net book value of Kodak's Office Imaging business as of the closing date differs from the December 31, 1995 value of $802.0 million. The transaction will be funded exclusively with bank debt under a six-year, $1.2 billion fully underwritten credit agreement. Upon closing, the new credit agreement will also be utilized to refinance the existing bank indebtedness of the Company and for working capital and general corporate purposes. As previously announced, Danka expects to take a one-time restructuring charge of $25.0 to $35.0 million in its third fiscal quarter related to the integration of the acquired Kodak operations with Danka's existing service and sales network. In addition, Danka expects to record an extraordinary charge of approximately $1.0 million in the third quarter related to the write-off of deferred costs associated with the Company's existing $400.00 million credit facility which will be replaced by the new $1.2 billion facility. The Company expects the acquisition to be accretive to earnings in the first twelve months of operations.

Completion of the acquisition is subject to approval by Danka shareholders as well as certain regulatory consents. The transaction, which is expected to close by the end of this calendar year, will provide Danka with global coverage in more than 700 offices in 31 countries around the world. Approximately 90% of Kodak's Office Imaging revenue is generated in the countries where Danka currently operates.

Dan Doyle commented, "The alliance between Kodak and Danka will enable us to become the single-source solution for office imaging needs - offering equipment from small copiers to high volume duplicators, fax machines and digital copiers and printers. The acquisition of Kodak's sales, service and facilities management business will bring together the mutual expertise and track records of our fine organizations."

Also during the quarter, Danka acquired companies with annual revenues of $105.0 million, including the businesses of Tower Australia Pty Limited and Alcatel Datakey Pty Limited which marked Danka's entrance into the Australasian market. These acquisitions provided Danka with an estimated 10% share of the Australian market and a base for further expansion in the region.

The Company has continued to experience higher selling, general and administrative expenses. These expenses increased during the first and second quarters of this fiscal year due to the expansion of the Company's salesforce, support personnel and infrastructure in North America, as well as additional costs incurred to regionally centralize certain management and administrative functions ("Market Based Approach"). Management believes that this Market Based Approach should ultimately result in a higher quality of customer support, increased productivity and reduced administrative costs.

"The Company has continued to make progress this quarter towards reducing duplicative administrative costs and boosting the productivity of its expanded sales force in North America," commented Dan Doyle. "Additionally, our European operations continue to perform ahead of our expectations."

David Snell, who joined Danka in 1978 and was appointed Chief Financial Officer and a member of the Board of Directors in 1988, was promoted to Chief Operating Officer of the Company, effective October 1, 1996.

As a result of Danka's performance, the Board of Directors is declaring a net interim dividend of 1.30 pence per Ordinary share (approximately $0.08 per ADS). This represents the ninth consecutive year that the Company has increased its dividend. The dividend will be paid on January 22, 1997 to ADS holders of record as of December 17, 1996.

Special Note Regarding Forward-Looking Statements - Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to: (i) the Company's ability to manage and operate Kodak's Office Imaging business, (ii) the demands that the acquisition and integration of Kodak's Office Imaging business will place, and the effect that such demands will have, on the Company's resources, infrastructure and current operations, (iii) the Company's ability to successfully operate in new international markets, (iv) the ability of the Company to attract and retain current management and other employees of Kodak's Office Imaging business accustomed to different corporate culture, compensation arrangements and benefits, (v) the Company's ability to achieve the minimum equipment purchase commitments under the related supply agreement, (vii) the Company's ability to obtain an alternative and acceptable source of high volume equipment and related parts and supplies in the event the related supply agreement is not renegotiated or Kodak equipment is not competitive in the marketplace, (viii) increased competition,
(ix) fluctuations in foreign currency, (x) domestic and foreign political developments and governmental regulations and policies, (xi) technological developments, (xii) general economic and business conditions, (xiii) future performance of Kodak's Office Imaging business and the Company's current business, (xiv) the ability of the Company to successfully implement its growth and business strategy, and (xv) the ability of the Company to continue to receive acceptable financing as required in the future. Further, the Company operates in an industry sector where the values of securities are highly volatile and may be influenced by economic and other factors beyond the Company's control. Also, in the context of forward-looking information provided in this release, reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission during the past 12 months.

Danka Business Systems PLC, headquartered in St. Petersburg, Florida, is one of the largest independent suppliers of photocopiers, facsimiles and other automated office equipment in North American, Europe and Australia.



11201 Danka Circle North                                   107 Hammersmith Road
St. Petersburg, FL 33716                                London, England W14 OQh

DANKA BUSINESS SYSTEMS PLC
CONSOLIDATED STATEMENTS OF EARNINGS
(IN THOUSANDS, EXCEPT PER AMERICAN DEPOSITARY SHARE ("ADS") AMOUNTS)

                                                                          For the three months ended
                                                                    ----------------------------------------
                                                                     September 30,            September 30,
                                                                         1996                      1995
                                                                    -------------            ----------------
                                                                     (Unaudited)              (Unaudited)
           Revenue:
           Retail equipment sales                                    $    155,325           $       107,676
           Retail service, supplies and rentals                           210,321                   135,293
           Wholesale                                                       54,882                    30,844
                                                                     ------------            --------------
           Total revenue                                                  420,528                   273,813
                                                                     ------------            --------------
           Costs and operating expenses:
           Cost of retail equipment sales                                  95,208                    64,459
           Retail service, supplies and rental costs                      112,010                    71,467
           Wholesale costs of revenue                                      45,272                    25,689
           Selling, general and administrative expenses                   133,120                    85,118
           Amortization of intangible assets                                4,882                     2,782
                                                                     ------------            --------------
           Total costs and operating expenses                             390,492                   249,515
                                                                     ------------            --------------
           Earnings from operations                                        30,036                    24,298
           Interest expense and other, net                                  6,832                     4,256
                                                                     ------------            --------------
           Earnings before income taxes                                    23,204                    20,042
           Provision for income taxes                                       8,807                     7,595
                                                                     ------------            --------------
           Net earnings                                                    14,397                    12,447
                                                                     ============            ==============
           Net earnings per ADS                                              0.25                      0.25
                                                                     ============            ==============
           Weighted average ADSs                                           57,583                    50,560


                 DANKA BUSINESS SYSTEMS PLC
                 CONSOLIDATED STATEMENTS OF EARNINGS
            (IN THOUSANDS, EXCEPT PER AMERICAN DEPOSITARY SHARE ("ADS") AMOUNTS)



                                                                           For the six months ended
                                                                     --------------------------------------
                                                                      September 30,          September 30,
                                                                          1996                    1995
                                                                     --------------------------------------
                                                                      (Unaudited)            (Unaudited)
              Revenue:
              Retail equipment sales                                 $   305,242                 206,146
              Retail service, supplies and rentals                       405,273                 256,014
              Wholesale                                                  111,968                  60,667
                                                                     -----------            ------------
              Total revenue                                              822,483                 522,827
                                                                     -----------            ------------
              Costs and operating expenses:
              Cost of retail equipment sales                             187,972                 125,498
              Retail service, supplies and rental costs                  215,232                 134,946
              Wholesale costs of revenue                                  92,162                  50,367
              Selling, general and administrative expenses               259,616                 161,745
              Amortization of intangible assets                            9,301                   5,138
                                                                     -----------            ------------
              Total costs and operating expenses                         764,283                 477,694
                                                                     -----------            ------------
              Earnings from operations                                    58,200                  45,133
              Interest expense and other, net                             11,865                   7,534
                                                                     -----------            ------------
              Earnings before income taxes                                46,335                  37,599
              Provision for income taxes                                  17,607                  14,295
                                                                     -----------            ------------
              Net earnings                                           $    28,728            $     23,304
                                                                     ===========            ============
              Net earnings per ADS                                          0.50                   0.47
                                                                     ===========            ============
              Weighted average ADSs                                       57,664                  49,892



                 DANKA BUSINESS SYSTEMS PLC
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS)


                                                                          September 30,      March 31, 1996
                                                                               1996
                                                                          -------------      --------------
                                                                           (Unaudited)        (Unaudited)
             ASSETS
             Current Assets:
             Cash and cash equivalents                                    $      21,842      $      38,217
             Accounts receivable, net                                           285,863            247,479
             Inventories                                                        277,417            214,519
             Prepaid expenses and other current assets                           11,127              9,534
                                                                          -------------      -------------
             Total current assets                                               596,249            509,749
             Equipment on operating leases, net                                  87,165             73,303
             Property and equipment, net                                         52,411             42,795
             Intangible assets, net                                             473,665            435,844
             Other assets                                                        34,973             29,865
                                                                          -------------      -------------
             Total assets                                                 $   1,244,463      $   1,091,556
                                                                          =============      =============
             LIABILITIES AND SHAREHOLDERS' EQUITY
             Current liabilities:

             Current maturities of long-term debt and notes payable       $      24,233             30,414
             Accounts payable and accrued expenses                              206,097            197,438
             Deferred revenue                                                    74,467             64,223
                                                                          -------------      -------------
             Total current liabilities                                          304,797            292,075
             Convertible subordinated notes                                     200,000            200,000
             Other long-term debt                                               220,730            118,262
             Deferred income taxes and long-term liabilities                     45,109             39,376
                                                                          -------------      -------------
             Total liabilities                                                  770,636            649,713
                                                                          -------------      -------------
             Shareholders' equity:
             Ordinary shares, 1.25 pence stated value                             4,721              4,585
             Additional paid-in capital                                         299,646            297,378
             Retained earnings                                                  178,197            148,501
             Currency translation adjustment                                     (8,737)            (8,621)
                                                                          -------------      -------------
             Total shareholders' equity                                         473,827            441,843
                                                                          -------------      -------------
             Total liabilities and shareholders' equity                   $   1,244,463      $   1,091,556
                                                                          =============      =============




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